Exhibit 10.1
FINANCIAL SERVICES AGREEMENT

THIS AGREEMENT is executed this 29th day of October, 2010 with an effective date as of the 29th day of August, 2003.

BETWEEN:

GEOGLOBAL RESOURCES INC., a body corporate incorporated under the laws of the State of Delaware, United States and having a registered office at Suite 200, 625 – 4th Avenue SW, Calgary, Alberta, Canada T2P 0K2 (hereinafter referred to as the “Corporation”),

 OF THE FIRST PART,

- and -

D.I. INVESTMENTS LTD., a body corporate incorporated under the laws of the Province of Alberta and having its principal office at Suite 200, 625 – 4th Avenue SW, Calgary, Alberta, Canada T2P 0K2 (hereinafter referred to as the “Consultant”),

 OF THE SECOND PART.

WHEREAS the parties to this Agreement are parties to a certain verbal agreement (the “Old Verbal Agreement”) effective August 29,2003 (the “Effective Date”) pursuant to which the Corporation retained the Consultant to provide the services of Mr. Allan J. Kent (the “Executive”) to act in the capacities of Executive Vice-President and Chief Financial Officer of the Corporation and a director of the Corporation in exchange for compensation payable to the Consultant that includes an annual consulting fee and the reimbursement of expenses incurred by the Executive;

AND WHEREAS the Corporation and the Consultant now wish to document the Old Verbal Agreement between them in writing with this Agreement;

AND WHEREAS the Corporation and the Consultant agree that this written agreement superseded and replaced the Old Verbal Agreement during the time (the “Effective Time”) commencing as of the Effective Date and ending on August 17, 2010  (the “Termination Date”);

AND WHEREAS the Corporation and the Consultant confirm this Agreement terminated effective the “Termination Date;

NOW THEREFORE in consideration of the above recitals and of the covenants and agreements of the parties set forth in this Agreement, the parties covenant and agree as follows:

1.	Documenting, Superseding and Replacing Old Verbal Agreement

1.01                      The parties to this Agreement agree that the terms of the Old Verbal Agreement are accurately documented herein and that this Agreement supersedes and replaces the Old Verbal Agreement.

2.	Provision of the Services of the Executive

2.01                      The Corporation hereby retains the Consultant to provide to the Corporation during the Effective Time the services of the Executive as the Executive Vice-President and Chief Financial Officer of the Corporation and a director of the Corporation and the Consultant accepts and agrees to such retainer. In his capacity as Executive-Vice-President and Chief Financial Officer of the Corporation, the Executive shall perform such duties and shall have such responsibilities, commensurate with his position and title, as may be assigned to the Executive from time to time by the President of the Corporation (the “President”) and by the board of directors of the Corporation (the “Board) and in particular, but without limiting the generality of the foregoing, the Executive shall provide to the Corporation those services more particularly described in Schedule “A” to this Agreement, as same may be amended in writing from time to time by the Corporation and the Executive (the said services, as amended from time to time, being hereinafter referred to as the “Services”). The Executive shall report directly to the President and to the Board. The Executive shall also act as an officer and/or director and/or manager of such affiliates of the Corporation and such other corporations, entities and businesses for which the Services of the Executive are to be provided from time to time, as directed by the Board (collectively, the “Related Entities”), commensurate with the Executive’s offices with the Corporation, all without further compensation other than as provided in this Agreement.

2.02                      The Consultant represents that the Executive is capable of competently acting in the capacities of Executive Vice-President and Chief Financial Officer of the Corporation and a director of the Corporation and is capable of competently providing the Services and that the duties of such offices and the Services will be performed by the Executive in a diligent and professional manner, in accordance with competent, skilled and experienced practices and in compliance with all applicable laws and regulations. The Consultant agrees to cause the Executive to faithfully serve and use his reasonable best efforts to promote the interests of the Corporation and to bring business opportunities to the Corporation as they arise from time to time. The Consultant agrees to faithfully account to and to deliver to the Corporation, and to cause the Executive to faithfully account to and to deliver to the Corporation, all money, securities and any other things of value to which the Corporation is entitled that the Consultant or the Executive may from time to time receive for or on account of the Corporation.

3.                      Term of Agreement

3.01                      This Agreement shall continue the engagement of the Consultant to provide the services of the Executive to the Corporation.  The initial term of this Agreement (the “Initial Term”) shall be for a period commencing as of the Effective Date and ending on the Termination Date unless sooner terminated pursuant to any of the provisions of Articles 7, 8 or 9 of this Agreement.

4.                      Consulting Fees and Other Compensation and Benefits

4.01                      In consideration of the Consultant providing the Services of the Executive as the Executive Vice-President and Chief Financial Officer of the Corporation, the Corporation agrees to pay to the Consultant for each year of the Initial Term and for each Renewal Term of this Agreement consulting fees in such amount as are set forth in Schedule “A” to this Agreement, as same may be amended in writing from time to time by the Corporation and the Consultant (such consulting fees, as amended from time to time, being hereinafter referred to as the “Consulting Fees”) and to pay such other compensation and to provide such other benefits as set out herein or otherwise agreed by the Corporation and the Consultant from time to time.  It is hereby agreed that the Consulting Fees shall be reviewed annually by the Corporation and the Consultant for each Renewal Term of this Agreement and that such annual review shall be completed prior to the commencement of the Renewal Term to which the annual review applies, failing which the Consulting Fees payable to the Consultant pursuant to this Agreement, shall be paid at the same rate then in effect. The Consulting Fees for each year of the term of this Agreement shall be paid by the Corporation to the Consultant in twelve (12) equal monthly instalments, in arrears, commencing on the first day of the first month immediately following the commencement date of any year of the Initial Term or of any year of any Renewal Term of this Agreement.

4.02                      It is hereby agreed by the Corporation and the Consultant that the Consultant shall be provided with an opportunity to earn bonuses and/or other remuneration payable by the Corporation from time to time.

4.03                      If at any time and from time to time, as additional or partial consideration for acting as the Executive Vice-President and Chief Financial Officer or a director of the Corporation or as additional or partial consideration for the provision of the Services, the Consultant becomes entitled to acquire shares of the common stock of the Corporation (the “Stock Options”), the Consultant agrees to transfer directly to the Executive any and all such Stock Options, whether or not such Stock Options are then vested, as additional compensation for the Executive payable by the Consultant in the year of such transfer and the Consultant shall do so immediately upon receipt by the Consultant of Stock Options from the Corporation. For ease of administration, if permissible under applicable security laws and other regulatory requirements, the Consultant may direct any such Stock Options granted by the Corporation to the Consultant to be recorded or registered directly in the name of the Executive.

4.04                      The Corporation and the Consultant agree that the Executive shall be entitled to take such number of weeks’ vacation in each calendar year as is set forth in Schedule “A” to this Agreement, as same may be amended in writing from time to time by the Corporation and the Consultant. Such vacation shall be deemed to be paid vacation and shall not reduce or negatively impact any compensation otherwise payable to the Consultant pursuant to this Agreement. For the purpose of calculating accrued but unused vacation time owed upon termination of this Agreement, vacation shall be deemed to accrue rateably over the course of the calendar year based on the number of days during the year during which this Agreement remained in full force and effect until termination and unused vacation time shall not carry over to the next year.

4.05                      If at any time and from time to time, as additional or partial consideration for acting as the Executive Vice-President and Chief Financial Officer or a director of the Corporation or as additional or partial consideration for the provision of the Services, the Consultant becomes entitled to participate in any employee benefit program(s) of the Corporation offered from time to time by the Corporation to its executive officers, the Consultant agrees to immediately transfer directly to the Executive any and all benefits derived from participation in such employee benefit program(s) as additional compensation for the Executive payable by the Consultant. The foregoing shall not be construed to require the Corporation to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.

5.                      Reimbursement of Expenses

5.01                      The Corporation agrees to reimburse the Consultant at cost for all business expenses incurred by the Consultant and by the Executive in acting as the Executive Vice-President and Chief Financial Officer and a director of the Corporation and in providing the Services to the Corporation pursuant to this Agreement, including, without limitation, travel, hotel, meals, entertainment and all other reasonable out-of-pocket expenses actually and properly incurred by it and by the Executive in connection with the duties of such offices and the provision of the Services pursuant to this Agreement. All claims for reimbursement by the Consultant shall be supported by receipts or appropriate statements covering such claims.

5.02                      The Corporation agrees to pay for or reimburse the Consultant for medical insurance costs for the Executive and his family in view of the required travel and international venues from which the Executive will be required to provide the Services, in part, pursuant to this Agreement.

5.03                      In light of the fact the business operations of the Corporation are in India and the Corporation requires the attendance of the Executive to be in India to maintain and develop relationships, the Corporation agrees to pay for one trip to India and accommodations in India for the Executive’s spouse.

6.                      Invoicing and Payment

6.01                      Unless otherwise agreed in writing by the Corporation and the Consultant from time to time, the Consultant shall invoice the Corporation on or before the fifteenth (15) day of each calendar month for the Consulting Fees payable by the Corporation for the prior calendar month, together with any additional expenses for which the Consultant is entitled to reimbursement and which are paid by it and by the Executive during the prior calendar month, together with any applicable goods and services or similar taxes in respect of such Consulting Fees and disbursements.

6.02                      Each invoice issued pursuant to section 6.01 above shall be sent to the address of the Corporation set forth in Schedule “A” and to the attention of the person set forth in Schedule “A”, if any, as same may be amended in writing from time to time by the Corporation.

6.03                      The Corporation agrees to pay each invoice issued by the Consultant to the Corporation pursuant to section 6.01 of this Agreement by the end of the month during which such invoice is received (or by the end of the following month if any such invoice is not received within the fifteen (15) day period to which reference is made in section 6.01 above) unless the Corporation disputes, in good faith, the amount of any such invoice, in which case the parties to this Agreement shall seek to resolve the matter as soon as possible. The Consultant covenants and agrees not to assign to any third party any monies due to the Consultant pursuant to this Agreement.

6.04                      No deductions or withholdings shall be taken by the Corporation from any sum paid to the Consultant pursuant to the Agreement unless the Corporation becomes liable under applicable law to make any deduction or withholding, in which case the Corporation shall advise the Consultant accordingly and the parties shall co-operate in an effort to eliminate or minimize the effect of any such deduction or withholding.

7.                      Termination

7.01                      In this Article 7, the following terms shall have the following meanings:

“Cause” shall mean any reason which would entitle the Corporation to terminate the Consultant’s engagement or an employer to terminate an employee’s employment without notice or payment in lieu of notice at common law, or under the provisions of any other applicable law or regulation, and includes, without limiting the generality of the foregoing, any of the following:

(i)
fraud, misappropriation of the Corporation’s property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is wilfully or grossly negligent on the part of the Consultant or the Executive, including, without limitation, any intentional misrepresentation of any financial or operating results of the Corporation or any of its Related Entities;

(ii)
the Consultant or the Executive engaging in or committing any criminal offence, including, without limitation, any crime involving fraud, misappropriation of property or funds of the Corporation or any of its Related Entities, embezzlement, malfeasance or nonfeasance in office;

(iii)
the Consultant or the Executive engaging in any activity that is harmful (including, without limitation, alcoholic or other self-induced affliction), in a material respect, to the Corporation or any of its Related Entities, as determined by the Board in its sole discretion, including without limitation, conduct which reflects adversely upon, or making any remarks disparaging of the Corporation or any of its Related Entities, or their respective officers, employees, managers, directors, stockholders or holders of a membership interest, or any wilful act that is likely to injure the reputation, business or a business relationship of the Corporation or any of its Related Entities, including without limitation, sexual harassment;

(iv)	the Consultant’s or the Executive’s significant violation of any statutory or common law duty of loyalty to the Corporation or any of its Related Entities;

(v)
the Consultant’s or the Executive’s material breach of any of their obligations under this Agreement or of a material policy or code of conduct of the Corporation or any of its Related Entities (including, without limitation, disclosure or misuse of any confidential or competitively sensitive information or trade secrets of the Corporation or any of its Related Entities);

(vi)
the Consultant’s or the Executive’s refusal or failure to carry out reasonable directives or instructions of the Board that are consistent with the scope and nature of their duties and responsibilities set forth in this Agreement; or

(vii)
the wilful allowance by the Consultant or the Executive of the Consultant’s or the Executive’s duty to the Corporation or any of its Related Entities and the Consultant’s or the Executive’s personal interests to come into conflict in any material way; and

“Good Reason” shall mean any of the following:

(i)
the breach by the Corporation of any obligation to the Consultant or to the Executive pursuant to this Agreement where such breach is not cured by the Corporation within ten (10) days after receipt from the Consultant or the Executive of written notice specifying such breach;

(ii)
the failure to continue the Executive in his position as the Executive Vice-President and Chief Financial Officer and a director of the Corporation, the removal of the Executive from any of such positions with the Corporation or the material diminution of the Executive’s duties and responsibilities with the Corporation other than for Cause; or

(iii)
the failure of the Corporation to obtain agreement from a successor to assume and agree to perform this Agreement or if the Corporation or substantially all of the assets of the Corporation are sold or if the Corporation is a party to a merger, amalgamation or any other arrangement and following any such event the Executive is not provided with a comparable position, duties, compensation and benefits as are provided pursuant to this Agreement.

7.02 If the Corporation terminates this Agreement other than for Cause or if the Consultant or the Executive resigns for Good Reason, as applicable, the Corporation shall, within ten (10) days of any such termination of employment or resignation, pay to the Consultant all unpaid Consulting Fees accrued to the date of termination, together with one year’s Consulting Fees at the rate in effect as at the date of such termination or resignation.

7.03 If this Agreement is terminated by the Corporation for Cause or if the Consultant or the Employee resigns without Good Reason, all obligations to the Consultant and to the Executive under this Agreement shall terminate immediately upon the date of such termination or resignation and the Consultant shall only be entitled to be paid by the Corporation all unpaid Consulting Fees to the date of such termination or resignation.

8.                      Death or Permanent Disability of the Executive and Key Man Insurance

8.01                      If the Executive dies at any time during which this Agreement is in full force and effect, this Agreement shall be deemed to be automatically terminated upon the Corporation (i) paying to the Consultant all unpaid Consulting Fees, bonuses and any other unpaid remuneration or compensation accrued to the date of the Executive’s death, and (ii) reimbursing the Consultant for all unpaid reimbursable expenses incurred by the Executive to the date of the Executive’s death.

8.02                      For the purposes of this section 8.02, the term “Disability” shall mean the inability of the Executive to perform his duties and to provide the Services to the Corporation for ninety (90) consecutive days, or for a period aggregating ninety (90) days in any period of twelve (12) months, as a result of physical or mental impairment, illness or injury, all as determined by a physician qualified to make such determination as selected by the Board. In the event of the Disability of the Executive at any time during which this Agreement is in full force and effect, this Agreement may be immediately terminated by the Corporation at its sole discretion upon written notice to the Consultant and upon the Corporation (i) paying to the Consultant all unpaid Consulting Fees, bonuses and any other unpaid remuneration or compensation accrued to the date of termination; and (ii) reimbursing the Consultant for all unpaid reimbursable expenses incurred by the Executive to the date of termination.

8.03                      Each of the Corporation and any of its Related Entities shall have the right to take out, pay for and maintain in its name life and disability insurance on the Executive in such amounts as may be determined by the Board of the Corporation or by the board of any of its Related Entities from time to time, as applicable, for the sole benefit of the Corporation and/or any of its Related Entities, as applicable. Upon reasonable advance written notice to the Consultant, the Consultant shall cause the Executive to submit to such physical examinations at the expense of the Corporation and/or its Related Entities, as applicable, and to supply such information and sign such documents and otherwise fully co-operate with the Corporation and/or its Related Entities, as applicable, in order for such insurance to be obtained at the best rate(s) available in the circumstances.

9.                      Termination of this Agreement by the Corporation and Obligations on Termination

9.01                      Notwithstanding any other term or provision of this Agreement dealing with the termination of this Agreement, if any of the following circumstances exists, the Corporation shall have the right, at its sole discretion, on written notice to the Consultant, to immediately terminate this Agreement as of the date specified in such notice:

a)
if the Consultant or the Executive breaches any provision(s) of this Agreement and fails to commence remedying such breach(es) to the reasonable satisfaction of the Corporation within ten (10) days following receipt of written notice from the Corporation to the Consultant specifying such breach(es) and fails to continue remedying such breach(es) diligently thereafter; or

b)
if the Consultant or the Executive is or becomes bankrupt or insolvent or is placed in receivership or if bankruptcy or receivership proceedings are instituted against the Consultant or the Executive, or if the Consultant or the Executive makes an assignment for the benefit of Creditors, commits or suffers any act of bankruptcy or insolvency, seeks debtor relief protection under applicable legislation (including, without limitation, the Bankruptcy and Insolvency Act of Canada and the Companies’ Creditors Arrangement Act of Canada, as applicable), permits any judgment to be registered against it which is enforced against the Corporation, is unable to pay its debts as they fall due in the ordinary course of business or does not have sufficient assets to satisfy its cumulative liabilities in full.

9.02                      Upon any termination of this Agreement, the Consultant shall immediately deliver to the Corporation, or cause the Executive to immediately deliver to the Corporation, all books, documents, effects, money, securities and all other data and property of the Corporation then in the possession, control or custody of the Consultant or the Executive, and the Consultant shall cause the Executive to immediately discontinue the provision of the Services. The Corporation shall be obligated to pay the Consultant all unpaid Consulting Fees, bonuses and any other unpaid remuneration or compensation to the date of termination and to reimburse the Consultant for all unpaid reimbursable expenses incurred by the Executive to the date of termination.

10.           Confidentiality and Ownership of Information

10.01                      The Consultant agrees to maintain in strict confidence, and agrees to ensure that the Executive maintains in strict confidence, all confidential and proprietary information, including, without limitation, all financial, business planning, technical and other information and all other knowledge, know-how, computer programs and models, documents and materials respecting the business and affairs, properties, prospects, business relationships and contracts of the Corporation and its Related Entities (collectively, the “Confidential Information”), notwithstanding that such Confidential Information may also be in the public domain in whole or in part. Such Confidential Information shall, for all purposes, be held by the Consultant and the Executive in a fiduciary capacity and solely for the benefit of the Corporation and its Related Entities and in compliance with all applicable laws and policies of the Corporation and its Related Entities relating thereto. The Consultant agrees that the Consultant will not, and will ensure that the Executive does not, either during the term of this Agreement or at any time thereafter, use for its own purpose or disclose, divulge or communicate orally, in writing or otherwise to any person or persons any Confidential Information. In the event that the Consultant or the Executive is required to disclose any Confidential Information by court order or decree in compliance with the rules or regulations of any government or governmental agency having or purporting to have jurisdiction, the Consultant or the Executive shall provide the Corporation or any of its Related Entities, as applicable, with prompt notice of such required disclosure so that an appropriate protective order may be sought by, or a waiver may be obtained from, the Corporation or any of its Related Entities, as applicable. If, in the absence of a protective order or waiver, the Consultant or the Executive is advised by counsel that disclosure is required in order to comply with any court order or decree as aforesaid, such disclosure shall be permitted without any liability under this Agreement.

10.02                      All reports, summaries, evaluations, memoranda, notes, records, papers and other documents, information and data acquired, compiled, generated, developed or prepared by the Executive pursuant to the Agreement or arising from the performance of the Consultant’s or the Executive’s obligations pursuant to this Agreement, together with all documents, information and data disclosed to the Consultant or the Executive in order to enable or permit the Executive to perform the Services, shall be owned by the Corporation and its Related Entities, as applicable, and shall not be used, copied, published, patented, copyrighted or disclosed by the Consultant or the Executive without the prior written consent of the Corporation. Nothing in the Agreement or in the performance of the Services pursuant to the Agreement shall confer upon the Consultant or the Executive any right of use, title or interest in the aforesaid documents, information and data. Unless otherwise requested by the Corporation upon termination of this Agreement, the Consultant shall deliver, or cause the Executive to deliver, all originals and copies of the aforesaid documents, information and data to the Corporation upon the termination of this Agreement. Title to all software, modifications, enhancements and data shall remain exclusively with the Corporation and its Related Entities or their licensors, as applicable, and neither the Consultant nor the Executive shall copy, duplicate or remove from any systems of the Corporation or any of its Related Entities the said software, modifications, enhancements or data other than for the purpose of providing the Services.

10.03                      Whenever any invention or discovery, including discoveries of potential hydrocarbons, is made or conceived by the Consultant or the Executive in the course or, or in connection with, or as a direct result of the performance of the Consultant’s or the Executive’s obligations pursuant to this Agreement, the Consultant shall furnish, and shall cause the Executive to furnish, the Corporation with complete information with respect thereto and the Corporation shall have the sole right and authority to pursue and exploit such invention or discovery and determine the disposition of all rights and title to such assets, including all rights under any patent application or patent that may result. The Consultant will, and will cause the Executive to, at the Corporation’s expense, execute such documents and do all such further things as may be necessary or proper to enable title to any such invention or discovery to be vested in the proper owner thereof as determined by the Corporation.

10.04                      The Consultant agrees that any reports, summaries, evaluations, memoranda, notes, records, papers and other documents, information and data provided to the Consultant or the Executive by the Corporation where such documents, information and data is the property of a third party is to be maintained in confidence for the third party. Further, the Consultant undertakes that if the Corporation requests the Consultant or the Executive to sign a statement to the effect, including, if applicable, an agreement to abide by the terms of any confidentiality or like agreement entered into by the Corporation and any third party, the Consultant or the Executive will do so.

10.05                      The Consultant agrees that without the prior written approval of the Corporation, the Consultant will not communicate with any news media, and will cause the Executive not to communicate with any news media, regarding any Services provided pursuant to this Agreement, nor shall the Consultant include any reference to the Corporation in any advertisement for the Consultant’s or the Executive’s services.

10.06                      The Consultant agrees that in providing the Executive to perform the Services, the Consultant will not infringe any patent, copyright, trademark, trade name or trade secret or other proprietary or contractual right of any third party or restriction on use imposed by any third party.

10.07                      The Consultant acknowledges and agrees, and represents that it has consulted with the Executive who acknowledges and agrees, that if the Consultant or the Executive breaches any of the provisions of this Article 10, the Corporation and its Related Entities may sustain irreparable harm and, therefore, in addition to any other remedies which the Corporation may have under this Agreement or otherwise, the Corporation or any of its Related Entities shall be entitled to an injunction from any court of competent jurisdiction restraining the Consultant and Executive from committing or continuing any breach of any provision of this Article 10. The Consultant acknowledges, and represents that it has consulted with the Executive who acknowledges, that damages at law would not be an adequate remedy for violation of this Article 10 and the Consultant and the Executive therefore agree that the provisions of this Article 10 may be specifically enforced against the Consultant or the Executive in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Corporation or any of its Related Entities from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Consultant or the Executive.

11.                      Conflict of Interest, Non-Compete and Non-Solicitation

11.01                      The Consultant shall conduct at all times, and shall ensure that the Executive conducts at all times, all activities pursuant to or associated with this Agreement with the highest ethical standards. The Consultant agrees to take all steps, and to ensure that the Executive takes all steps, to ensure avoidance of all conflicts of interest between their individual interests and the interests of the Corporation and its Related Entities in the provision of the Services pursuant to this Agreement.

11.02                      The Consultant hereby declares that the Consultant and/or the Executive may have existing consulting arrangements with third parties and other outside interests and that such arrangements and other interests are not in conflict with their obligations under this Agreement and the best interests of the Corporation.

11.03                      The Consultant agrees that neither the Consultant nor the Executive shall, without the prior written consent of the Corporation, compete directly or indirectly with the Corporation or any of its Related Entities with respect to any acquisition, exploration or development of any crude oil, natural gas or related hydrocarbon interests within the restricted area named in Schedule “A” to this Agreement, as same may be amended in writing from time to time by the Corporation and the Consultant (the said restricted area, as amended from time to time, being hereinafter referred to as the “Restricted Area”) throughout the continuance of this Agreement and for a period of one (1) year following the date of termination of this Agreement.

11.04                      The Consultant agrees that neither the Consultant nor the Executive shall, without the prior written consent of the Corporation, throughout the continuance of this Agreement and for a period of the lesser of one (1) year following the date of termination of this Agreement or the period of time the Executive’s existing options held as of the date of this Agreement granted under the Corporation’s 1998 Stock Incentive Plan remain exercisable during such post employment period.:

a)
solicit, raid, entice, encourage or induce, directly or indirectly, any person who is an employee or consultant of the Corporation or any of its Related Entities to become an employee or consultant of a person, corporation or other entity in which the Consultant or the Executive has any interest as a shareholder, director, officer, employee, consultant or agent; or

b)
engage or participate in, make any financial investment in or become employed by or act as a consultant to or render advisory or other services to any person, corporation or other entity in connection with any business activity that derives or will derive more than 5% of its revenue or projected revenue from the acquisition, exploration or development of any crude oil, natural gas or related hydrocarbon interests within the Restricted Area. Nothing herein contained, however, shall restrict or otherwise preclude the Consultant or the Executive from owning, participating in or overseeing investments where such investments represent no more than 3% of the voting securities in any corporation whose stock is listed on a national securities exchange or actively traded in an over-the-counter market if the Consultant or the Executive do not actively operate or manage, or participate actively in the operation or management of, the business in which either is an investor so long as such business derives or is projected to derive no more than 5% of its revenue or projected revenue from the acquisition, exploration or development of any crude oil, natural gas or related hydrocarbon interests within the Restricted Area.

11.05                      The Consultant acknowledges and agrees, and represents to the Corporation that it has consulted with the Executive who acknowledges and agrees, that the restrictions and obligations imposed on the Consultant and the Executive pursuant to this Article 11 are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of the Corporation and its Related Entities and the goodwill associated with the business of the Corporation and its Related Entities. However, it is the intent of the Corporation, the Consultant and the Executive that this Agreement be enforceable and restrict the Consultant’s and the Executive’s activities only to the extent permitted by applicable law. Therefore, if any provision of this Article 11 shall be construed to be illegal, invalid or unenforceable by a court or tribunal of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by the court or tribunal to have the broadest type, scope and duration permissible under applicable law and if no validating construction is possible, shall be severable from the rest of the Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11.06                      The Consultant acknowledges and agrees, and represents to the Corporation that it has consulted with the Executive who acknowledges and agrees, that the restrictions imposed on the Consultant and the Executive pursuant to Articles 10 and 11 of this Agreement, and the rights and remedies conferred on the Corporation by this Agreement, (i) are reasonable in time and territory; (ii) are designated to reasonably protect the Confidential Information of the Corporation and its Related Entities; (iii) are designed to eliminate competition which would be unfair to the Corporation and its Related Entities; (iv) would not operate as a bar to the Consultant’s or the Executive’s means of support; (v) are fully required to protect the legitimate interests of the Corporation and its Related Entities; and (vi) do not confer a benefit on the Corporation or its Related Entities disproportionate to the detriment to the Consultant or the Executive or the benefits otherwise afforded to them pursuant to this Agreement.

12.                      Compliance with Laws

12.01                      The Consultant shall do the following, and shall ensure that the Executive does the following:

a)
comply with the provisions of all laws and regulations that are applicable to the performance of their obligations under this Agreement and that are either in force as of the date of execution of this Agreement or come into force at any time throughout the term of this Agreement;

b)	at their own expense, procure all permits, licenses and certificates as may be required to lawfully perform their obligations under this Agreement; and

c)
pay when due, all taxes, rates, duties, assessments and fees that may be levied, raised, charged or assessed against or on the Consultant or the Executive as a consequence of carrying out their obligations under this Agreement.

13.                      Indemnities and Indemnification Procedure

13.01                      The Corporation shall indemnify the Consultant and the Executive and save each of them harmless from and against any and all claims, demands or actions arising from the performance of the Consultant’s or the Executive’s obligations pursuant to this Agreement and do so to the same extent that the Corporation would indemnify and hold harmless its employees.

13.02                      If the Corporation, the Consultant or the Executive is served with any civil, criminal, administrative or investigative claim, demand, suit, action or proceeding (any of which in this section 13.02 is referred to as a “Claim”) in respect of any matter with respect to which the Consultant or Executive is entitled to indemnification pursuant to this Agreement (including, without limitation, pursuant to section 13.01 above), the party so served shall immediately notify the other parties in writing. The Corporation, the Consultant and the Executive shall co-operate in all reasonable respects with each of the others and their respective legal counsels in the investigation, trial and defense of such Claim and any appeal arising therefrom.

14.                      Notices

14.01                      All notices, communications and other documents required or permitted to be served under the Agreement shall be in writing and may be given to or served on a party to the Agreement by personal delivery, by courier delivery or by regular mail addressed to the recipient at the address set forth in Schedule “A” to this Agreement or by facsimile sent to the facsimile number of the party set forth in Schedule “A” to this Agreement. In the event that either party wishes to change either its address or facsimile number pursuant to this section 14.01, such party may do so by service of a notice advising the other party of such change in accordance with the provisions of this section 14.01.

14.02                      Any notice, communication, invoice or other document served on a party as provided herein shall, in the case of personal delivery, delivery by courier or delivery by facsimile prior to the close of business on a business day, be deemed to have been received on the day of delivery or on the day sent if sent by facsimile with written confirmation of receipt obtained by the sender, or if not a business day or after the close of business on a business day, on the business day next following the day of delivery or confirmed receipt, as applicable. In the event of a postal dispute or threat of a postal dispute, all notices, communications, invoices and other documents required or permitted to be served under this Agreement shall be delivered personally or by courier or facsimile only.

15.                      Force Majeure

15.01                      If any of the Corporation, the Consultant or the Executive is prevented by any event of force majeure from fulfilling any obligation under this Agreement, such obligation, insofar only as such obligation is affected by the event of force majeure, shall be suspended while the event of force majeure continues to prevent the performance of such obligation and for such time thereafter as the party to this Agreement or the Executive under disability may reasonably require to commence to fulfil such obligation. A party to this Agreement or the Executive prevented from fulfilling any obligation by an event of force majeure shall promptly give the others notice of the event of force majeure and the affected obligations, including reasonably full particulars in respect thereof. The party to this Agreement or the Executive claiming suspension of an obligation by reason of an event of force majeure shall promptly remedy the cause and effect of the applicable event of force majeure, insofar as it is reasonably able to do so, and such party or the Executive shall promptly give the others notice when the event of force majeure ceases to prevent the performance of the applicable obligation.

16.                      Assignment of the Agreement

16.01                      The Consultant acknowledges and agrees that this Agreement is a contract for the personal services of the Executive, that the obligations under this Agreement are to be fulfilled by the Consultant and the Executive personally and that this Agreement shall not be assigned or subcontracted by the Consultant to any other entity(ies) or person(s) without the prior written consent of the Corporation, which consent may be arbitrarily withheld. This Agreement may not be assigned by the Corporation without the prior written consent of the Consultant, which consent may not be unreasonably withheld.

17.                      Resolution of Disputes

17.01                      Any controversy or claim arising out of or related to this Agreement or any breach of any provision of this Agreement, shall be promptly settled by the award of a single arbitrator appointed by the parties and judgement upon the award rendered may be entered in any court having jurisdiction. It is expressly understood that the arbitrator shall have the authority to grant legal and equitable relief, including both temporary restraints and preliminary injunctive relief, to the same extent as could a court of competent jurisdiction, and that the arbitrator is empowered to order either side to fully co-operate in promptly resolving any controversies or claims under this Agreement. In the event that the parties hereto cannot agree on the appointment or an arbitrator, either party may apply to a judge of the Court of Queen’s Bench of the Province of Alberta for the appointment of an arbitrator. Any arbitration proceeding commenced under this Agreement shall be conducted in Calgary, Alberta, Canada.

18.                      General Provisions

18.01                      Time shall be deemed to be of the essence of this Agreement.

18.02                      This Agreement sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and there are no other terms, conditions, obligations, representations, warranties or other agreements between the parties with respect to the subject matter of this Agreement, whether written or oral, other than those set forth in this Agreement. This Agreement supersedes all prior agreements, negotiations and discussions, whether written or oral, regarding the subject matter of the Agreement, including, without limitation, the Old Verbal Agreement.

18.03                      Except as otherwise provided in this Agreement, no amendment or variation of the provisions of this Agreement shall be binding on a party unless and until it is evidenced in writing signed by both parties.

18.04                      If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, contrary to law or unenforceable, such term or provision shall be deemed to be severed from this Agreement and shall not affect the validity of any other term or provision of this Agreement.

18.05                      This Agreement shall be interpreted and construed in accordance with the laws in force in the Province of Alberta and of Canada applicable therein and the parties attorn to the jurisdiction of the Alberta Courts with respect thereto. All proceedings for the enforcement of this Agreement or with respect to this Agreement shall be commenced in Calgary, Alberta.

18.06                      No failure on the part of either party to enforce compliance with any term or provision of this Agreement shall be taken as a waiver of any of the terms or provisions of this Agreement, it being understood that any term or provision of this Agreement may only be waived by express waiver in writing signed by the parties. Any waiver so given shall extend only to the particular breach so waived and shall not affect the validity of any other or future breach. No exercise or waiver, in whole or in part, of any right or remedy for which provision is made in this Agreement shall constitute a waiver of any prior, concurrent or subsequent right or remedy for which provision is made in this Agreement.

18.07                      All references to sums of money in the Agreement shall be deemed to be references to United States currency, unless expressly indicated otherwise.

18.08                      The headings of this Agreement (including the Schedule hereto) are inserted for convenience of reference only and shall not be used in construing or interpreting any provision of this Agreement.

18.09                      Each party represents that it has full power and authority to execute this Agreement and that the terms, conditions and provisions of this Agreement are fully enforceable against it.

18.10                      This Agreement shall enure to the benefit of and shall be binding upon the permitted successors and assigns of the parties hereto.

18.11                      Notwithstanding any other term or provision of this Agreement, whether express or implied, the provisions of Articles 1, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 (including, without limitation, this section 18.11), and all obligations of the parties and of the Executive hereunder, shall survive the termination of this Agreement.

18.12                      The parties to this Agreement acknowledge and agree that Schedule “A” to this Agreement forms part of this Agreement and all references to the word “Agreement” in the main body of this Agreement or in Schedule “A” shall be deemed to be references to the main body of this Agreement, together with Schedule “A”, as same may be amended in writing from time to time.  In the event of a conflict between this Agreement and any term or provision of Schedule “A”, the following shall prevail in the order indicated:

First              any term or provision of the main body of this Agreement

Second                                                                                                any term or provision of Schedule “A”.

IN WITNESS WHEREOF the parties have executed this Agreement October 29, 2010.

GEOGLOBAL RESOURCES INC.	D.I. INVESTMENTS LTD.

per /s/ Paul B. Miller	per /s/ Allan J. Kent
Paul B. Miller	Allan J. Kent, President

per /s/ David D. Conklin
David D. Conklin, Director

THIS IS SCHEDULE “A” TO THAT CERTAIN FINANCIAL SERVICES AGREEMENT (the “Agreement”) MADE AS OF THE 29th DAY OF AUGUST, 2003 BETWEEN GEOGLOBAL RESOURCES INC. (the “Corporation”) AND D.I. INVESTMENTS LTD. (the “Consultant”)

1.	Description of “Services” to be Provided by the Consultant

The Consultant will cause Allan J. Kent (the “Executive”) to continue as the Executive Vice-President and Chief Financial Officer of the Corporation (the “CFO”) and to stand for election as a director of the Corporation from time to time. He will report to the Board of Directors of the Corporation (the “Board”) and the President (the “President”) and Chief Executive Officer (“CEO”) of the Corporation and will maintain open communication with the Chair of the Board, the President and the CEO. He will also act as an officer and/or director and/or manager of such affiliates of the Corporation and such other corporations, entities and businesses for which the Services are to be provided from time to time, as directed by the Board (collectively, the “Related Entities”), commensurate with the Executive’s offices with the Corporation. He will be a “full time” Executive dedicated to the Corporation, subject to the terms and conditions of the Agreement.

▪	the primary responsibilities of the Executive Vice-President and CFO will include:

i)	planning, developing, directing, controlling, reviewing and overseeing the accounting, financial, reporting and budgeting functions of the Corporation and its Related Entities;

ii)
working with the Board and the Chief Executive Officer of the Corporation (the “CEO”) in fulfilling the Board’s oversight responsibilities for the financial reporting process, the system of internal control over financial reporting, the audit process and the Corporation’s process for monitoring compliance with laws and regulations regarding financial, accounting and reporting matters and the Corporation’s Code of Business Ethics;

iii)	arranging financings for the Corporation in co-ordination with the CEO and overseeing the completion of such financings of the Corporation;

iv)
overseeing the management of the head office of the Corporation and all administrative matters, including, without limitation, the administration of those responsibilities described in (i) and (ii) above;

v)	overseeing all tax planning by the Corporation and its Related Entities and ensuring tax compliance by the Corporation and its Related Entities;

vi)	investing the funds of the Corporation and its Related Entities from time to time, subject to such directions as may be set by the Board from time to time;

vii)	developing annual capital commitment and expenditure budgets in coordination with the CEO for approval by the Board; and

viii)
developing annual operating forecasts of revenue, expenditures, operational results and financial performance in coordination with the CEO. These forecasts will serve as operating and financial guidelines and do not require Board approval except for those components specifically utilized in setting objectives for compensation purposes.

▪	the primary responsibilities of the Executive Vice-President and CFO will be achieved through numerous activities, including the following:

a)	reviewing significant accounting and reporting issues and assessing their impact on the financial statements of the Corporation;

b)	reviewing with management and with the external auditors the results of any audit and any issues arising in connection therewith;

c)	reviewing all reports and regulatory filings prior to release for accuracy and completeness;

d)	reviewing with management and the external auditors all matters required to be communicated to the Audit Committee of the Corporation;

e)	considering the effectiveness of the Corporation’s internal control over annual and interim financial reporting, including information technology security and control;

f)
understanding the scope of the external auditors’ review of internal controls over financial reporting, and obtaining reports on significant findings and recommendations, together with management’s response;

g)	reviewing the external auditors’ proposed audit scope and approach;

h)	reviewing the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up of any instances of non-compliance;

i)	reviewing the findings of any examination of the financial records of the Corporation or any of its Related Entities by any regulatory agency;

j)	reviewing the process for communicating the Corporation’s Code of Business Ethics to the Corporation’s personnel and for monitoring compliance therewith;

k)	obtaining regular updates from management and company legal counsel regarding compliance matters;

l)	regularly reporting to the Board about Audit Committee activities, issues and related communications;

m)	incorporating in all actions honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest and full, fair, accurate and timely disclosure of information; and

n)
fostering a corporate culture that promotes ethical practices and encourages individual integrity and social responsibility and developing a working environment in which all operations and activities of the Corporation and its Related Entities are conducted in accordance with applicable laws and regulations, the Corporation’s Code of Business Ethics, sound business practice and in accordance with the policies and practices approved by the Board.

▪
the Services will include the promotion of the best interests of the Corporation in the areas of the world in which the Corporation is active from time to time, including the identification and presentation of business opportunities to the Board as they arise from time to time.

2.	Consulting Fees Payable for the Term of the Agreement

2.01           $150,000 U.S. per year commencing August 29, 2003 through to December 31, 2005.

$185,000 U.S. per year commencing January 1, 2006 to December 31, 2007.

$212,750 U.S. per year commencing January 1, 2008 to August 17, 2010.

Overtime shall not be paid for Services provided by the Executive pursuant to the Agreement.

2.02           Medical benefits to include BUPA coverage for the Executive and his family.

2.03           Other compensation to include a discretionary bonus program as established or amended from time to time by the Board of Directors of the Corporation.

3.	Annual Vacation Entitlement

four (4) weeks

4.           Invoicing address of the Corporation

GeoGlobal Resources Inc.
Suite 200, 625 – 4th Avenue SW
Calgary, Alberta  T2P 0K2
Attention:  Accounts Payable

5.	Restricted Area

The country of India, including, without limitation, all lands thereof, whether onshore or offshore, controlled by the Government of India under the Directorate General of Hydrocarbons.

6.           Addresses for Services

Corporation:

GeoGlobal Resources Inc.
Suite 200, 625 – 4th Avenue SW
Calgary, Alberta  T2P 0K2
Attention:  Corporate Secretary

Facsimile Number:   403-777-9199

Consultant:

D.I. Investments Ltd.
c/o Suite 200, 625 – 4th Avenue SW
Calgary, Alberta  T2P 0K2
Attention:  Mr. Allan J. Kent, President

Facsimile Number:   403-777-9199